EXHIBIT 3.1

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION OF

374WATER INC.

(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)

374Water Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1.	That the name of this corporation is 374Water Inc., and that this corporation was originally incorporated pursuant to the General Corporation Law on September 8, 2005.

2.

That the Board of Directors and Stockholders duly adopted resolutions proposing to amend the Certificate of Incorporation of this corporation, declaring said amendment to be advisable and in the best interests of this corporation and its stockholders.

3.	The amendment to this corporation’s Certificate of Incorporation to be effected hereby is as follows:

Article SIX of the Certificate of Incorporation shall be deleted in its entirety and replaced with the following:

The total number of shares of stock this corporation shall have authority to issue is One Billion Fifty Million (1,050,000,000) shares, divided into two classes of stock designated respectively “Common Stock” and “Preferred Stock”, both of which shall have a par value of $.0001 per share. The number of shares of Common Stock which this corporation shall have authority to issue is One Billion (1,000,000,000) shares. The number of shares of Preferred Stock which this corporation shall have authority to issue is Fifty Million (50,000,000) shares.

The Board of Directors of this corporation is authorized, subject to limitations prescribed by law and the provisions of this Certificate of Incorporation, to provide for the issuance of the shares of Preferred Stock in one or more series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereon including, but not limited to, the determination of dividend, voting, liquidation, redemption and conversion rights, preferences and limitations and any other preferences and relative, participating, optional or other special rights. The Board of Directors is also authorized to increase or decrease the number of shares of any series before or after the issue of that series, but not above the total number of authorized and unissued shares of the series or below the number of shares of such series then outstanding.

4.

That this Certificate of Amendment to Certificate of Incorporation, which further amends the provisions of this Corporation’s Certificate of Incorporation, has been duly adopted in accordance with Section 242 of the General Corporation Law.

5.	This Certificate of Amendment shall be effective upon filing.

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IN WITNESS WHEREOF, 374Water Inc. has caused this Certificate of Amendment to be executed by the undersigned officer, on this the 11th day of June, 2025.

374WATER INC.

By:	/s/ Christian Gannon
Christian Gannon, President and
CEO

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